Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
	Fax:	804/445-1047
October 22, 2004
For Immediate Release

Eastern Virginia Bankshares Announces Third Quarter Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported third quarter and year-to-date net income and earnings per share, announced a dividend declaration, and reported that three balance sheet milestones were achieved during the quarter as total assets exceeded $700 million, deposits exceeded $600 million and loans exceeded $500 million.

The Company reported net income of $1.85 million, or $0.38 per diluted share for the quarter ended September 30, 2004, and $5.6 million, or $1.14, per diluted share, for the nine months ended September 30, 2004. For the quarter ended September 30, 2004, net income increased $70 thousand, or 3.9%, from third quarter 2003 net income of $1.78 million. Earnings per diluted share increased $0.01 from $0.37 in the third quarter of 2003. For the nine months ended September 30, 2004, net income increased $352 thousand, or 6.7%, and earnings per diluted share increased $0.07, or 5.6%, respectively, over net income and diluted earnings per share for the same period in 2003. Primary factors in the quarter and year-to-date net income have been an increase in net interest income, fueled by an increase in average earning assets, partially offset by an increase in noninterest expense. For the quarter and year-to-date periods, respectively, changes in the major income statement categories are: net interest income up $782 thousand, or 11.9%, and $2.9 million, or 15.4%; noninterest income excluding realized gain on securities up $204 thousand, or 22.9%, and $600 thousand, or 23.5%, and noninterest expense up $1.1 million, or 24.7%, and $3.4 million or 25.4%, respectively. Year-to-date, $1.4 million, or 41.2% of the noninterest expense increase is directly attributable to the purchase of three branch offices and the opening of a new branch in 2003.

The Company’s return on average equity (ROE) and return on average assets (ROA) were 12.96% and 1.06%, respectively, for the quarter ended September 30, 2004, compared to 12.58% and 1.22%, respectively, for the third quarter of 2003. Annualized ROE and ROA were 12.92% and 1.08%, respectively, for the nine months ended September 30, 2004, compared to 12.90% and 1.25%, respectively, for the same period in 2003.

Total assets increased by $54.5 million, compared to one year ago, reaching a record level of $705.1 million at September 30, 2004. Average loans of $503.5 million for the third quarter of 2004 were up 17.0% compared to $430.2 million in the third quarter of 2003. Average deposits of $600.3 million were an increase of 22.8% compared to $488.8 million in the same quarter of 2003. The acquisition of three branch offices from First Virginia Bank/Hampton Roads in September 2003 was responsible for $27.3 million of the increase in average loans and $62.4 million of the increase in average deposits. Nonperforming assets as a percentage of total loans decreased to 0.93%, compared to 1.09% at September 30, 2003.

Annualized net charge-offs were 0.12% of average loans for the quarter, compared to 0.20% in the third quarter of 2003 and 0.21% for the full year 2003. During the quarter the loan loss reserve increased $185 thousand to $6.92 million, or 1.36%, of total loans outstanding.

President and CEO Joe Shearin also is pleased to announce that the Board of Directors declared a dividend of $0.15 per share, payable November 10,2004 to shareholders of record on October 28, 2004. Shearin stated, “We are pleased to continue to deliver to our investors another strong earnings report. The Company continues to enjoy robust growth, most notably the unprecedented assets, deposits and loans milestones that it attained during the past quarter. In addition, EVB continues to sustain a strong EPS and reward its shareholders with a rich dividend payout, as compared to its peer group, of nearly 40%”

Eastern Virginia Bankshares, the parent company for Bank of Northumberland, Hanover Bank and Southside Bank, operates 20 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, King William, Lancaster, Middlesex, Northumberland, Southampton, Surry and Sussex. The Company’s stock trades on the NASDAQ Small Cap Market System under the symbol EVBS.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	Risk inherent in making loans such as repayment risks and fluctuating collateral values

•	Interest rate fluctuations

•	Changes in general economic and business conditions

•	Competition within and from outside the banking industry

•	New products and services in the banking industry

•	Problems with technology utilized by the Company

•	Changing trends in customer profiles

•	Integration of newly acquired branches or businesses

•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Eastern Virginia Bankshares

Selected Financial Information

(dollars in thousands, except per share data)

	Three Months Ended
	9/30/2004	9/30/2003
Income Statements
Interest income	$10,042	$9,021
Interest expense	2,712	2,473

Net interest income	7,330	6,548
Provision for loan losses	340	465
Noninterest income	1,095	891
Gain (loss) on securities sales and calls	23	(1)
Noninterest expense	5,608	4,498
Income tax expense	648	693

Net income	$1,852	$1,782
Earnings per share, basic and assuming dilution	$0.38	$0.37
Selected Ratios
Return on average assets	1.06%	1.22%
Return on average equity	12.96%	12.58%
Net interest margin	4.65%	4.87%

	Nine Months Ended
	9/30/2004	9/30/2003
Interest income	$29,882	$26,659
Interest expense	8,011	7,708

Net interest income	21,871	18,951
Provision for loan losses	957	972
Noninterest income	3,159	2,559
Gain (loss) on securities sales and calls	269	89
Noninterest expense	16,768	13,361
Income tax expense	1,991	2,035

Net income	$5,583	$5,231
Diluted earnings per share	$1.14	$1.08
Selected Ratios
Return on average assets	1.08%	1.25%
Return on average equity	12.92%	12.90%
Net interest margin	4.74%	4.93%

	09/30/04	09/30/03
Balance Sheets
Loans, net of unearned interest	$509,648	$464,488
Total assets	705,143	650,629
Deposits	600,145	556,237
Other borrowings	33,571	35,000
Shareholders’ equity	59,354	55,207
Book value per share	12.17	11.36
Asset Quality
Allowance for loan losses	$6,920	$6,210
Nonperforming assets	4,756	5,080
Loan loss reserve % of total loans	1.36%	1.34%
Nonperforming assets % of total loans and other real estate	0.93%	1.09%